                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         June 27, 2001
                                                     ------------------------

                               Dean Foods Company
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                     1-08262                   36-0984820
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File No.)          (IRS Employer
      of incorporation)                                      Identification No.)

  3600 N. River Road        Franklin Park, IL                       60131
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code     (847) 678-1680
                                                   --------------------------


--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5 - Other Events

                   Dean Foods Reports Fourth Quarter Earnings

Franklin Park, Illinois - June 27, 2001 - Dean Foods Company (NYSE: DF) today announced results for its fourth quarter and full fiscal year ending May 27, 2001.

     Fourth quarter sales increased 12.6% to a record $1,160.4 million, compared to $1,030.7 million in the fourth quarter of fiscal 2000. The sales increase reflected improved sales in each of the Company's business segments. Net income excluding one-time items was $15.5 million, compared to $29.9 million in the fourth quarter of fiscal 2000. Diluted earnings per share excluding one-time items were $0.43 per share compared to $0.83 per share last year. Operating earnings excluding one-time items were $42.4 million versus $61.0 million in the fourth quarter of fiscal 2000. Net interest expense was $4.6 million higher this year as a result of higher debt levels for acquisitions and fiscal 2000 share repurchases.

     Full year sales were a record $4,440.4 million, an 8.2% increase over fiscal 2000. Net income excluding one-time items was $82.2 million compared to $109.9 million last year. Diluted earnings per share excluding one-time items were $2.28 versus $2.87 in fiscal 2000.

     One-time items in fiscal 2001 included $22.2 million pre-tax, $13.7 million after-tax, for merger-related costs in the fourth quarter related to the previously announced merger transaction with Suiza Foods Corporation and a second quarter pre-tax gain of $10.0 million, $6.2 million after-tax, from the sale of a note associated with the divestiture of the Company's vegetables segment in fiscal 1999. One-time items in fiscal 2000 included plant closure charges of $6.1 million pre-tax, $3.8 million after-tax, in the fourth quarter.

     Howard Dean, Chairman and Chief Executive Officer, commented, "While sales have been strong, this has been a challenging year on a number of fronts, especially with technology issues and cost increases. As demonstrated by our fourth quarter and full year sales, demand for our products remains strong, and we will continue to focus on cost savings initiatives and our commitment to search for all opportunities for pricing adjustments and improvements in manufacturing efficiencies."

     The Dairy Group's fourth quarter sales increased 11.9% to $848.6 million from $758.5 million last year. The increase was the result of higher ice cream sales, including the impact of our previously announced national alliance with Baskin-Robbins and higher fluid milk sales, primarily from the impact of the Land O'Lakes acquisition. Operating earnings excluding one-time charges were $38.5 million versus $44.5 million in the prior year as operations were negatively impacted by rising raw milk and butterfat costs, higher energy and fuel costs, and costs associated with the successful launch of the Mayfield brand of ice cream in Florida and the start-up of the Baskin-Robbins alliance.

     The Specialty Foods Group reported sales of $205.1 million in the fourth quarter compared to $198.0 million in the prior year. The sales increase was primarily due to the acquisition of the Nalley's pickles business at the beginning of the fiscal year. Operating earnings, however, declined from $17.7 million in fiscal 2000 to $11.4 million in fiscal 2001. The decline was due to increased commodity and energy costs, costs to implement a new distribution and warehousing network, and higher promotional spending for pickles products.

     The Company continued to generate substantial revenue growth in its National Refrigerated Products (NRP) Group. Sales increased 43.8% in the fourth quarter and 37.5% for the full fiscal year as a result of new products, growth in sales of intermediate and extended shelf life products, and the Land O'Lakes acquisition. New product introductions, including Dips-for-One and Marie's pourable salad dressings, continued to progress well in the fourth quarter.

     Operating earnings in the NRP Group were $3.3 million in the fourth quarter, versus $9.6 million in the fourth quarter of last year. The Company continued to support new product introductions by investing approximately $2.5 million in the fourth quarter in marketing and promotional programs. Operating earnings were also impacted by the start-up of a new production line for licensed branded products and inefficiencies associated with complex, state-of-the-art technology to produce intermediate and extended shelf life products. The Company made substantial progress on improving the production processes for intermediate and extended shelf life products during the second half of the year, and the processes and technology are running at much improved efficiency levels.

Howard Dean concluded, "In fiscal 2002, we will be committed to reducing costs and improving our operating profitability."

About Dean Foods:
Dean Foods is one of the nation's leading dairy processors and distributors producing a full line of branded and private label products, including fluid milk, ice cream and extended shelf life products, which are sold under the Dean's and other strong regional brand names. Dean Foods is the industry leader in other food products including pickles, powdered non-dairy coffee creamers, aseptically packaged foodservice products, and refrigerated dips and salad dressings.

The Company's quarterly earnings conference call will be held today at 8:00 a.m. Central Time. The call may be heard live at the Company's website, www.deanfoods.com, using Real Player8 Basic Software. The basic version of Real Player8 may be downloaded at no charge from www.real.com/products/player/index.html prior to the call. Please allow approximately 15 minutes to download the software. Replays will be available at the same internet address.

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this press release. These risks include, but are not limited to, the ability to integrate acquisitions, adverse weather conditions resulting in poor harvest conditions, raw milk, resin, and fuel costs, interest rate fluctuations, the level of promotional spending, competitive pricing pressures, the effectiveness of marketing and cost management programs, and shifts in market demand.

Other Legal Information:
Dean Foods and Suiza Foods expect to file with the SEC a join proxy statement/prospectus and other relevant documents concerning the proposed merger transaction. Investors are urged to read the joint proxy statement/prospectus when it becomes available and any amendments or supplements to the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the SEC's website ( http://www.sec.gov ). In addition, the joint proxy statement/prospectus and other documents filed by Dean Foods and Suiza Foods with the SEC may be obtained free of charge by contacting Dean Foods, 3600 North River Road, Franklin Park, Illinois 60131, Attn: Investor Relations (tel 847-678-1680) or Suiza Foods, 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, Attn: Investor Relations (tel 214-303-3400).

Dean, Suiza and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dean and Suiza in favor of the transaction. The directors and executive offices of Dean and their beneficial ownership of Dean common stock are set forth in the proxy statement for the 2000 annual meeting of Dean. The directors and executive officers of Suiza and their beneficial ownership of Suiza common stock are set forth in the proxy statement for the 2001 annual meeting of Suiza. You may obtain the proxy statement of Dean and Suiza free of charge at the SEC's website (http://www.sec.gov ). Stockholders of Dean and Suiza may obtain additional information regarding the interest of such participants by reading the joint proxy statement prospectus when it becomes available.

                               DEAN FOODS COMPANY

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                   (UNAUDITED)

                   (In millions, except for per share amounts)


                                                     Fourth Quarter Ended        Twelve Months Ended
                                                  -------------------------   -------------------------
                                                    May 27,       May 28,       May 27,       May 28,
                                                     2001          2000*         2001          2000*
                                                  -----------   -----------   -----------   -----------
Net sales                                         $   1,160.4   $   1,030.7   $   4,440.4   $   4,102.6

Costs of products sold                                  893.3         771.7       3,387.7       3,108.0

Delivery, selling and administrative expenses           224.7         198.0         848.9         765.9

Merger related costs                                     22.2             -          22.2             -

Plant closure charges                                       -           6.1             -           6.1
                                                  -----------   -----------   -----------   -----------

Operating earnings                                       20.2          54.9         181.6         222.6

Interest expense, net of interest income                 17.4          12.8          70.7          49.3

Gain on sale of note                                        -             -          10.0             -
                                                  -----------   -----------   -----------   -----------

Income before income taxes                                2.8          42.1         120.9         173.3

Provision for income taxes                                1.0          16.0          46.2          67.2
                                                  -----------   -----------   -----------   -----------

Net income                                        $       1.8   $      26.1   $      74.7   $     106.1
                                                  ===========   ===========   ===========   ===========

Net income per share:
     Basic                                        $      0.05   $      0.72   $      2.10   $      2.79
                                                  ===========   ===========   ===========   ===========
     Diluted                                      $      0.05   $      0.72   $      2.07   $      2.77
                                                  ===========   ===========   ===========   ===========

Weighted average common shares:
     Basic                                               35.6          36.1          35.6          38.0
                                                  ===========   ===========   ===========   ===========
     Diluted                                             36.0          36.1          36.0          38.3
                                                  ===========   ===========   ===========   ===========


* Restated for the adoption of EITF 00-10 "Accounting for Shipping and Handling Fees". Upon adoption of this EITF, during the fourth quarter of fiscal 2001, shipping and handling costs classified as a reduction of Net sales were reclassified to Costs of products sold or to Delivery, selling and administrative expenses. This reclassification did not affect the Company's financial position or results of operations.

                               DEAN FOODS COMPANY

                     SUPPLEMENTAL NET INCOME PER SHARE DATA

                                   (UNAUDITED)


                                                           Fourth Quarter Ended                   Twelve Months Ended
                                                     --------------------------------      ---------------------------------
                                                        May 27,             May 28,           May 27,              May 28,
                                                         2001                2000              2001                 2000
                                                     ------------        ------------      ------------         ------------
Basic net income (loss) per share:
     Net income before merger related costs, gain
         on sale of note and plant closure charges   $       0.43        $       0.83      $       2.31         $       2.89
     Merger related costs                                   (0.38)               -                (0.38)                -
     Gain on sale of note                                    -                   -                 0.17                 -
     Plant closure charges                                   -                  (0.11)             -                   (0.10)
                                                     ------------        ------------      ------------         ------------
     Net income                                      $       0.05        $       0.72      $       2.10         $       2.79
                                                     ============        ============      ============         ============

Diluted net income (loss) per share:
     Net income before merger related costs, gain
         on sale of note and plant closure charges   $       0.43        $       0.83      $       2.28         $       2.87
     Merger related costs                                   (0.38)               -                (0.38)                -
     Gain on sale of note                                    -                   -                 0.17                 -
     Plant closure charges                                   -                  (0.11)             -                   (0.10)
                                                     ------------        ------------      ------------         ------------
     Net income                                      $       0.05        $       0.72      $       2.07         $       2.77
                                                     ============        ============      ============         ============

                               DEAN FOODS COMPANY

                          BUSINESS SEGMENT INFORMATION

                                   (UNAUDITED)

                                  (In millions)

FOR THE THREE MONTHS ENDED MAY 27, 2001 AND MAY 28, 2000

                                                                                 National
                                                                Specialty      Refrigerated
                                                  Dairy           Foods          Products       Corporate        Consolidated
                                               -----------     -----------     ------------    -----------       -------------
FISCAL 2001
Net sales                                      $     848.6     $     205.1     $     106.7     $         -       $     1,160.4
                                               ===========     ===========     ===========     ===========       =============

Operating earnings (loss)                      $      38.5     $      11.4     $       3.3     $     (33.0)(1)   $        20.2 (1)
                                               ===========     ===========     ===========     ===========       =============

FISCAL 2000
Net sales *                                    $     758.5     $     198.0     $      74.2     $         -       $     1,030.7
                                               ===========     ===========     ===========     ===========       =============

Operating earnings (loss)                      $      38.4 (2) $      17.7     $       9.6     $     (10.8)      $        54.9 (2)
                                               ===========     ===========     ===========     ===========       =============


FOR THE TWELVE MONTHS ENDED MAY 27, 2001 AND MAY 28, 2000

                                                                                 National
                                                                Specialty      Refrigerated
                                                  Dairy           Foods          Products       Corporate        Consolidated
                                               -----------     -----------     ------------    -----------       -------------
FISCAL 2001
Net sales                                      $   3,255.9     $     784.9     $     399.6     $         -       $     4,440.4
                                               ===========     ===========     ===========     ===========       =============

Operating earnings (loss)                      $     156.9     $      73.0     $      10.4     $     (58.7)(3)   $       181.6 (3)
                                               ===========     ===========     ===========     ===========       =============

FISCAL 2000
Net sales *                                    $   3,070.7     $     741.3     $     290.6     $         -       $     4,102.6
                                               ===========     ===========     ===========     ===========       =============

Operating earnings (loss)                      $     141.8 (4) $      81.5     $      37.5     $     (38.2)      $       222.6 (4)
                                               ===========     ===========     ===========     ===========       =============


* Restated for the adoption of EITF 00-10 "Accounting for Shipping and Handling Fees".

(1) Includes $22.2 million of merger related costs. Before the merger related costs, Corporate expenses were $10.8 million and consolidated operating earnings were $42.4 million.

(2) Includes $6.1 million of plant closure charges. Before the plant closure charges, Dairy Group operating earnings were $44.5 million and consolidated operating earnings were $61.0 million.

(3) Includes $22.2 million of merger related costs. Before the merger related costs, Corporate expenses were $36.5 million and consolidated operating earnings were $203.8 million.

(4) Includes $6.1 million of plant closure charges. Before the plant closure charges, Dairy Group operating earnings were $147.9 million and consolidated operating earnings were $228.7 million.

                               DEAN FOODS COMPANY

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)

                                  (In millions)

                                                                    May 27,                 May 28,
                                                                     2001                    2000
                                                                ----------------         --------------
                         ASSETS
Current Assets:
       Cash and temporary cash investments                      $           22.6         $         26.6
       Accounts and notes receivable, net of
            allowance for doubtful accounts                                363.1                  302.6
       Inventories                                                         220.1                  178.4
       Other current assets                                                 89.2                   92.7
                                                                ----------------         --------------

            Total current assets                                           695.0                  600.3

Property, Plant and Equipment, net                                         919.3                  815.3

Other Assets                                                               703.1                  587.9
                                                                ----------------         --------------

            Total Assets                                        $        2,317.4         $      2,003.5
                                                                ================         ==============


           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
       Current installments of long-term obligations            $            4.4         $          3.6
       Accounts payable and accrued expenses                               486.4                  396.4
       Dividends payable                                                     8.2                    7.9
       Federal and state income taxes                                       24.6                   41.2
                                                                ----------------         --------------

            Total current liabilities                                      523.6                  449.1

Long-Term Obligations                                                      940.2                  758.7

Deferred Liabilities                                                       149.0                  138.0

Shareholders' Equity                                                       704.6                  657.7
                                                                ----------------         --------------

            Total Liabilities and Shareholders' Equity          $        2,317.4         $      2,003.5
                                                                ================         ==============

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                      Dean Foods Company
                                              ----------------------------------
                                                         (Registrant)


Date:    June 27, 2001                               /s/ Barbara A. Klein
      --------------------                    ----------------------------------
                                                      Barbara A. Klein
                                                 Vice President Finance and
                                                   Chief Financial Officer